UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2004

SCPIE HOLDINGS INC.

(Exact name of Registrant as Specified in its Charter)

DELAWARE	1-12449	95-4557980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1888 Century Park East

Los Angeles, California 90067

(Address of Principal Executive Offices)

(310) 551-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Due to personal reasons, Dr. Harriett Opfell resigned as a director of SCPIE Holdings Inc. on December 15, 2004. Effective as of the date of Dr. Opfell’s retirement, our board of directors adopted an early retirement benefit arrangement to recognize and reward her service to our company. Pursuant to such early retirement benefit arrangement, Dr. Opfell will receive $200,000 in cash in a single lump sum in recognition of her long service to our company. In addition, effective as of the date of Dr. Opfell’s retirement, our board of directors and the board of directors of SCPIE Indemnity, Inc. amended The Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors dated January 1, 1994 (the “Plan”) to provide that Dr. Opfell’s accrued benefit will be paid in a lump sum, after her accrued benefit is discounted to reflect the actuarial present value of such benefit based on current interest rates and mortality rates as determined by an independent actuarial consultant appointed by us. Pursuant to such amendment to the Plan, Dr. Opfell will receive $83,260 in cash in a single lump sum representing payment of all amounts due Dr. Opfell under the Plan subject to her execution of a settlement agreement and release. Prior to such amendment, the Plan provided that benefit payments would be paid to Dr. Opfell in the form of eight annual payments of $12,000 each, with continued benefits to her surviving spouse in the event of her death prior to her receipt of her accrued benefits.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits.

99.1	Amendment No. 2 to the Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCPIE HOLDINGS INC.

Date: December 16, 2004
	By:	/s/ ROBERT B. TSCHUDY
Robert B. Tschudy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment No. 2 to the Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors.